PLATINUM LONG TERM GROWTH IV, LLC

152 WEST 57TH STREET, 54TH FLOOR

NEW YORK, NEW YORK 10019

VIA FACSIMILE AND FIRST CLASS MAIL

Effective as of September 30, 2013

Re: FORBEARANCE AGREEMENT

Ladies and Gentlemen:

Reference is made to the $2,750,000 8% Senior Secured Promissory Note, issued on or about March 6, 2007, the $150,000 8% Senior Secured Promissory, issued on or about August 4, 2008, the $190,000 Senior Secured Promissory Note, issued on or about September 29, 2008, the $59,500 Senior Secured Promissory Note, issued on or about October 31, the $136,376 8% Senior Secured Promissory Note, issued on or about April 3, 2009, the $5,000 8% Senior Secured Promissory Note, issued on or about April 17, 2009, the $15,000 8% Senior Secured Promissory Note, issued on or about May 12, 2009, the $25,000 8% Senior Secured Promissory Note, issued on or about October 2, 2009, the $20,000 8% senior secured promissory note, issued on or about July 1, 2010, the $16,923 8% Senior Secured Promissory Note, issued on or about October 20, 2010, the $51,000 8% Senior Secured Promissory Note, issued on or about November 12, 2010, the $15,000 8% Senior Secured Promissory Note, issued on or about January 26, 2011, the $12,750 8% Senior Secured Promissory Note, issued on or about April 15, 2011, the $15,000 8% Senior Secured Promissory Note, issued on or about September 21, 2011, the $15,000 8% senior secured Promissary note, issued on or about October 11, 2011, the $15,000 8% Senior Secured Promissory Note, issued on or about December 6, 2011, the $15,000 8% Senior Secured Promissory Note, issued on or about December 19, 2011, the $25,000 8% Senior Secured Promissory Note, issued on or about February 10, 2012, the $12,000 8% Senior Secured Promissory Note, issued on or about March 7, 2012, the $15,000 8% Senior Secured Promissory Note, issued on or about April 16, 2012, and the $20,000 8% Senior Secured Promissory note, issued on or about May 15, 2012, on or about July 20 for $7,000, and on or about October 17, 2012 for $13,500, and on or about November 15, 2012 for $12,500, and on or about February 7, 2013 for $17,500, $2400 on or about July 2, 2013, $12,000 on or about July 25, 2013, and $20,400 on or about August 14, 2013 (together the “Notes”) from NaturalNano, Inc. and NaturalNano Research, Inc. (jointly and severally, the “Borrower”) to Platinum Long Term Growth IV, LLC (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given in the Notes.

The Borrower has requested that the Lender forbear from exercising its various rights and remedies under the Notes and other related documents (collectively, the “Loan Documents”) that may otherwise be exercised by the Lender, in order to provide the Borrower with additional time during which it may resolve its current financial problems.

The Lender is prepared to forbear from demanding payment of principal on the Notes on the Maturity Date of the Notes, or taking any other action to collect the principal amount of the Notes (other than conversions in respect thereof) until the earlier of December 31, 2013 (unless extended by the Lender in its discretion) or the termination of the Forbearance Period pursuant to the terms of this Letter Agreement (such period, the “Forbearance Period”), provided the Borrower accepts and agrees to the terms, conditions and covenants set forth herein, and communicates such acceptance (by delivering a signed copy of this Letter Agreement) to the Lender no later than 5:00 p.m. on December 31, 2013; provided further that it is understood that the Borrower is not obligated to make all interest payments required under the Notes during the Forbearance Period.

Upon execution by the Borrower, this letter shall be a binding agreement among the respective parties hereto (referred to as the “Letter Agreement”).

By its execution, the Borrower represents, warrants and covenants as follows:

1. No Duress. The Borrower has freely and voluntarily entered into this Letter Agreement after an adequate opportunity to review and discuss the terms and conditions and all factual and legal matters relevant hereto with counsel freely and independently chosen by it and this Letter Agreement is being executed without fraud, duress, undue influence or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party.

2. Amount Due. The Borrower acknowledges and agrees that the Borrower owes the Lender $2,700,605.62 (the “Outstanding Amount”) as of September 30, 2013. The Borrower shall also be responsible for reimbursing the Lender for all costs and expenses, including the fees and expenses of legal counsel that may be incurred in connection with the enforcement of this Letter Agreement, which, if incurred, shall be added to the Outstanding Amount. The Borrower acknowledges and agrees that the Outstanding Amount (as reduced by payments made pursuant hereto), plus interest accrued thereon, shall be due and owing upon termination of the Forbearance Period.

3. No Defenses. The Borrower has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, or causes of action of any kind or nature whatsoever against the Lender, its officers, directors, employees, attorneys, legal representatives or affiliates (collectively, the “Lender Group”), directly or indirectly, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or began prior to the execution of this Letter Agreement and accrued, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of the Notes or any of the terms or conditions of the Loan Documents, or which directly or indirectly relate to or arise out of or in any manner are connected with the Notes or any of the Loan Documents; TO THE EXTENT ANY SUCH DEFENSES, AFFIRMATIVE OR OTHERWISE, RIGHTS OF SETOFF, RIGHTS OF RECOUPMENT, CLAIMS, COUNTERCLAIMS, OR CAUSES OF ACTION EXIST, SUCH DEFENSES, RIGHTS, CLAIMS, COUNTERCLAIMS, AND CAUSES OF ACTION ARE HEREBY FOREVER WAIVED, DISCHARGED AND RELEASED.

4. Interest Continues to Accrue. During the Forbearance Period, the Outstanding Amount shall bear interest at the interest rate set forth under the Notes (8%); it being understood that the default rate shall apply upon the occurrence of any Event of Default (other than Existing Defaults) thereunder or upon termination of the Forbearance Period.

5. Other Notes. The Borrower agrees that it shall not provide any holder of the Notes issued on or about March 6, 2007, August 5, 2008, September 29, 2008 or October 31, 2008 or any other promissory note (collectively, the “Other Notes”) any concession or payment with respect to such Other Notes without first offering the Lender the opportunity to receive such payment or concession with respect to the Notes.

6. Adjustment of Conversion Prices and Ratios. In consideration of the agreement of the Lender to forbear from exercising its rights and remedies as is set forth herein, (i) the Borrowers covenant and agree that, with respect to any Note that is convertible pursuant to its terms, the Conversion Price (as defined and as set forth in the Notes) is, effective as of the date hereof, hereafter reduced to the lowest of (A) 75% of the lowest of the average VWAP (as defined in such Notes) for the one business day, five business day or ten business day period immediately preceding the date of the conversion request, such period to be selected by the Lender, or (B) $0.01 per share, effective as of the date hereof, which $0.01 per share Conversion Price shall be subject to such further adjustment as may be set forth in the Notes, and (ii) within five (5) business days of the date hereof, NaturalNano, Inc. shall cause an amendment to the Amended and Restated Certificate of Designations (the “Certificate of Designations”) of the Rights, Preferences, Designations, Qualifications and Limitations of the Series C Preferred Stock, par value $0.01 per share, of NaturalNano, Inc. to provide that each of the 4,250,000 shares of Series C Preferred Stock held by the Lender shall convert into 160 shares of Common Stock of NaturalNano, Inc. (or an aggregate of 680,000,000 shares of Common Stock of NaturalNano, Inc.).

7. Beneficial Ownership Provisions. The Lender and the Borrower agree that the conversion restriction set forth in Section 7(a) of the Certificate of Designations shall be deemed waived by the Lender, which waiver shall be deemed effective immediately, notwithstanding the provisions of such Section 7(a); provided, that, it is understood and agreed that the limitations set forth in Section 7(b) of the Certificate of Designations shall remain in full force and effect. Further, the 4.99% Limitation, as set forth and as defined in Notes convertible pursuant to their terms shall be deemed waived by the Lender, which waiver shall be deemed effective immediately, notwithstanding the provisions of such Notes requiring at least 61 days’ advance written notice; provided, that, it is understood and agreed that in no event shall the Lender be entitled to convert such Notes into shares of Common Stock to the extent such conversion would result in the beneficial ownership of more than 9.99% of the then outstanding number of shares of Common Stock on such date without providing at least 61 days’ advance written notice to the Borrowers that the Lender elects to waive such restriction with respect to all or a portion of such Notes. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 thereunder.

Forbearance. During the Forbearance Period, the Lender agrees that it will not take any further action against the Borrower or exercise or move to enforce any other rights or remedies provided for in the Loan Documents or otherwise available to it, at law or in equity, by virtue of the occurrence and/or continuation of any default or Event of Default under the Notes existing on the date hereof, including any default relating to the Borrower’s failure to maintain the effectiveness of any registration statement (the “Existing Defaults”), or take any action against any property in which the Borrower has any interest.

Lender to Retain all Rights. It is understood and agreed that this Letter Agreement does not waive or evidence consent to any default or Event of Default (including the Existing Defaults) under the Notes or the Loan Documents. The parties hereto acknowledge and agree that the Lender (i) shall retain all rights and remedies it may now have with respect to the Notes and the Borrower’s obligations under the Loan Documents (“Default Rights”), and (ii) shall have the right to exercise and enforce such Default Rights upon termination of the Forbearance Period. The parties further agree that the exercise of any Default Rights by the Lender upon termination of the Forbearance Period shall not be affected by reason of this Letter Agreement, and the parties hereto shall not assert as a defense thereto the passage of time, estoppel, laches or any statute of limitations to the extent that the exercise of any Default Rights was precluded by this Letter Agreement.

Termination of Forbearance Period. The Forbearance Period shall terminate upon the earlier to occur of: (1) 5:00 pm (New York City Time) on November 30, 2013; (2) the Borrower shall fail to observe, perform, or comply with any of the terms, conditions or provisions of this Letter Agreement as and when required and/or any other Event of Default (other than the Existing Defaults occurring prior to the date hereof) shall occur under the Notes or any of the Loan Documents or any other agreement between the Borrower and the Lender (or its affiliates) or any other indebtedness issued by the Borrower to the Lender or its affiliates; (3) any representation or warranty made herein, in any document executed and delivered in connection herewith, or in any report, certificate, financial statement or other instrument or document now or hereafter furnished by or on behalf of the Borrower in connection with this Letter Agreement, shall prove to have been false, incomplete or misleading in any material respect on the date as of which it was made; (4) any suit preceding or other action is commenced by any other creditor against the Company; (5) any default or event of default shall occur under any other indebtedness of the Company, including the Subordinated Notes issued on or about November 2009 or the “Transaction Documents” referred to therein; or (6) a court of competent jurisdiction shall enter an order for relief or take any similar action in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect or a petition for relief under any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law shall be filed by or against the Borrower.

Upon termination of the Forbearance Period, should the Notes or any of the Borrower’s obligations under the Loan Documents not be satisfied in full, the Lender shall be entitled to pursue immediately its various rights and remedies, including its Default Rights, against the Borrower, all collateral given by the Borrower to secure the Loan and the obligations under the Loan Documents, without regard to notice and cure periods, all of which are hereby waived by the Borrower. Without limiting the generality of the foregoing, upon termination of the Forbearance Period, the Lender shall be permitted to immediately exercise its rights to demand and collect on the Outstanding Amount.

If the foregoing is acceptable to you, please sign in the space provided below.

Sincerely,

PLATINUM LONG TERM GROWTH IV LLC

By:
Name:
Title:

Accepted and Agreed as of the executed date above

NATURALNANO, INC.

By:

Name: JAMES WEMETT

Title: CEO

NATURALNANO RESEARCH, INC.

By

Name: JAMES WEMETT

Title: CEO